Exhibit 99.1

News Release

Contacts:

Edward Mueller
Senior Vice President, Marketing
Commerce One
415-644-8727

Melissa Kolbe
Marketing and Communications Manager
Commerce One
415-644-8754

FOR IMMEDIATE RELEASE
1:00 PM PDT

Commerce One Reports Second Quarter 2004 Results

SAN FRANCISCO, Calif. - August 9, 2004 - Commerce One, Inc. (Nasdaq: CMRC) today announced financial results for the quarter ended June 30, 2004.

Revenues for the current quarter totaled $2.0 million as compared with $8.3 million for the corresponding quarter in 2003 and $2.7 million for the quarter ended March 31, 2004.

The net loss for the current quarter was $5.1 million, or $0.14 per share, as compared to a net loss of $6.1 million, or $0.20 per share, for the corresponding quarter ended June 30, 2003, and $8.4 million, or $0.28 per share, for the quarter ended March 31, 2004.

As of June 30, 2004, total cash and cash equivalents were $5.4 million of which approximately $4.2 million was unencumbered.

Quarterly Highlights:

  Continuing the investment in sales and marketing, which began in first quarter 2004 with the addition of senior vice president of sales Wain Beard and senior vice president of marketing Ed Mueller, the company now has a strong sales and marketing foundation in place. It has established a senior sales team for the Commerce One Conductor™ product comprised of eight senior sales professionals under the leadership of Wain Beard, and has rebuilt the Supplier Relationship Management (SRM) sales team, which today includes three new sales professionals under the leadership of Mark Pecoraro, general manager and senior vice president.
  The company announced recent sales of the SRM applications to Tier Technologies of Reston, VA; Samsung Electro-Mechanics Co. Ltd. of Korea, in collaboration with Commerce One reseller GTWeb Korea and Asite plc, based in London. The company also recently gained two additional Commerce One Conductor customers and continues customer implementation of the Commerce One Conductor solution.
  The company continues to invest in both the SRM and Commerce One Conductor products to meet both current customer needs and new market requirements.
    The company recently announced new releases of all of the SRM applications: Procurement, Sourcing, Supplier Order Management, and Auctions. Each release included new functionality in response to customer feedback.
    The company also recently announced Commerce One Conductor release 6.8, also incorporating customer feedback. The latest version includes comprehensive web services security for transactions across businesses, additional on-ramp options for customers to connect their applications to Commerce One Conductor, and a wider choice of operating environments and platforms, including support for Linux, IBM's MQ Series, IBM's WebSphere, as well as the open source JBoss and Tomcat application servers.
  The company is engaged in efforts to expand its systems integrator network to provide customers with complete business solutions that include both software and professional services. To this end, in mid-May, it announced the addition of eForce, a leading provider of full lifecycle IT solutions, as a partner.

"We are pleased with the feedback we've been receiving from analysts, prospects, partners, and customers about the trends in the marketplace and the positioning of the Conductor and SRM products," said Commerce One Chairman and CEO Mark Hoffman. "Our product positioning dovetails nicely with current market trends, and we feel good about the sales and marketing foundations that we now have in place to better leverage the opportunities before us. We have made strides to get costs under control and are engaged in efforts to seek additional financing to further our ability to leverage these opportunities."

Please refer to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 on file today with the Securities and Exchange Commission for further information regarding the Company's financial results. Detailed financial results for the current quarter are also provided in the attached tables and are available at the company's web site at www.commerceone.com/investors/.

Commerce One will conduct a live webcast to discuss its second quarter 2004 results at 2 p.m. PDT on Monday, August 9, 2004. The webcast is accessible on www.commerceone.com/investors. The webcast will be archived and available for replay for one year at this same URL.

Alternatively, you can participate by phone:

U.S. and Canada dial-in: 1-800-361-0912
International dial-in: 1-913-981-5559

The call will be available for replay through midnight EDT on August 13, 2004:

U.S. and Canada dial-in: 1-888-203-1112
International Dial-in: 1-719-457-0820
Passcode: 798955

In accordance with the revised NASDAQ listing standards recently approved by the U.S. Securities and Exchange Commission, Commerce One stated that during the quarter, it had granted non-statutory stock options to purchase a total of 151,725 shares to a total of 15 new non-executive employees under the terms of the Commerce One 2004 Inducement Plan ("2004 Plan"). The options were granted with exercise prices ranging between $.83 and $1.63 and, after an initial six-month cliff, will vest over a four-year period. In addition, in July 2004, the Company issued grants of non-statutory stock options under the 2004 Plan to two new non-executive employees, which will vest over a term of four years after an initial six-month period. One of these July grants was a grant to purchase 1,000 shares at an exercise price of $.78 and the other grant was a grant to purchase 5,076 shares at an exercise price of $.76. As previously disclosed by the Company in a press release dated April 15, 2004, the Company granted in April 2004 under the 2004 Plan options to purchase 400,000 shares each to two new executives, Wain Beard and Ed Mueller. The executive options were granted at an exercise price of $1.00 and, after an initial six-month period, will vest on a monthly basis over a three-year period.

About Commerce One
From its initial roots in Internet-based software applications, Commerce One has consistently been at the forefront of delivering advanced technologies that help global businesses collaborate with their partners, customers and suppliers over the Internet. Commerce One has defined many of the open standards and protocols established for business networks today and our global customer base includes leaders in a wide range of industries. The Commerce One Conductor platform and industry-specific Process Accelerators represent the next generation of business process management solutions that enable enterprises to optimize their existing technology investments and enhance functionality of existing applications and processes. For more information, go to www.commerceone.com.

# # #

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the securities laws. These forward-looking statements include statements concerning expectations regarding current market trends towards the need for composite applications and the expected benefits for us as a result of such trend; expectations regarding the contributions of our two new executive team members and the new sales personnel recently hired by the Company; and expectations regarding our fundraising efforts and ability to leverage the opportunities to expand the market for our SRM and Conductor products. These statements reflect the current views and assumptions of Commerce One, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These factors include, but are not limited to, the following: constraints imposed by our limited capital; our ability to obtain sufficient financing in the time period required in order to fund our ongoing operations; the delay or failure of customers to purchase the Conductor platform or our SRM solutions or related services as expected; the risk that the composite application market does not develop further or gain further importance; the risk that the expected synergies between our SRM applications and the Conductor platform fail to materialize; factors affecting our ability to realize significant savings from our cost-cutting measures; the inability to collect accounts receivable; the depressed market for new technology investments; various external factors, including economic, political and other global conditions; and various other risks including, without limitation, those discussed in Commerce One's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2003 and its quarterly report on Form 10-Q for the quarter ended June 30, 2004. The information provided in this press release is current as of the date of its publication. Commerce One expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

Commerce One, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003

Revenues:
License fees	$309	$1,742	$581	$3,990
Services	1,661	6,559	4,096	17,420
Total revenues	1,970	8,301	4,677	21,410

Costs and expenses:
Cost of license fees	242	571	535	876
Cost of services	1,575	5,835	2,960	14,693
Sales and marketing	1,649	5,322	2,871	13,233
Product development	1,685	6,577	3,617	17,971
General and administrative	2,349	3,402	5,181	5,784
Restructuring charges	-	(6,352)	(250)	4,589
Amortization of deferred stock compensation	206	783	206	1,830
Amortization of intangible assets	263	150	462	299
Total costs and expenses	7,969	16,288	15,582	59,275
Loss from operations	(5,999)	(7,987)	(10,905)	(37,865)
Interest income and other, net	908	1,282	(1,469)	2,070
Provision for income taxes	-	640	-	402
Net loss	(5,091)	(6,065)	(12,374)	(35,393)

Common shares and cash issued to BayStar	-	-	1,152	-

Net loss attributable to common stockholders	$(5,091)	$(6,065)	$(13,526)	$(35,393)

Basic and diluted net loss per share
attributable to common stockholders	$(0.14)	$(0.20)	$(0.38)	$(1.19)

Weighted average shares - basic and diluted	36,671	30,076	35,687	29,665

Commerce One, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	June 30,	December 31,
	2004	2003

ASSETS

Current assets:
Cash and cash equivalents	$4,168	$6,943
Note receivable, short-term investments and restricted cash	2,137	5,632
Accounts receivable, net	320	4,984
Prepaid expenses and other current assets	2,896	2,991
Total current assets	9,521	20,550
Restricted cash, cash equivalents, and short-term investments	1,108	1,569
Property and equipment, net	118	511
Intangible assets, net	1,800	2,262
Investments and other assets	1,984	4,356
Total assets	$14,531	$29,248

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$1,770	$1,064
Accrued compensation and related expenses	610	1,041
Deferred revenue	1,943	4,098
Notes payable	3,989	-
Other current liabilities	2,994	5,199
Total current liabilities	11,306	11,402
Notes payable	-	2,777
Accrued restructuring charges	82	388
Warrant liability	1,054	5,229

Redeemable convertible preferred stock	12,480	12,480

Total stockholders' deficit	(10,391)	(3,028)
Total liabilities, redeemable convertible preferred
stock and stockholders' deficit	$14,531	$29,248